Exhibit 10.48

STAY BONUS AGREEMENT

THIS AGREEMENT is entered into between GENERAL MOLY, INC., (“Company”), whose mailing address is 1726 Cole Blvd., Suite 115, Lakewood, Denver, CO 80401, and Lee Shumway, (“Employee”), whose mailing address is 430 Mountain City Highway, Elko, NV 89801.

RECITALS

WHEREAS, Company wishes to have Employee continue his/her employment with Company through the critical phase of obtaining permitting and construction financing for, and the construction of, the Mt. Hope mine;

WHEREAS, Employee wishes to continue employment with Company as Director, Business Process & IT; and

WHEREAS, Company agrees to provide a Stay Bonus and a Restricted Share Award to Employee, expressly conditioned upon the terms and conditions described within this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and for the covenants and conditions hereinafter contained, the parties hereto agree as follows:

1.             Term of Agreement.  This Agreement shall be in effect from 7-May-2009 (“Beginning Date”), and end on January 1, 2011 (“End Date”).

2.             Value of Stay Bonus.  If Employee remains continuously employed as an employee by Company from the Beginning Date through the End Date, Company shall pay Employee a Stay Bonus in the amount of $43,945.00, less applicable withholding for taxes and applicable payroll deductions.  Payment of the Stay Bonus shall be made in a lump sum on a date determined by the Company within sixty (60) days after the End Date, except as required by Section 5 regarding compliance with Section 409A.

3.             Restricted Stock Award.  Company agrees to grant an award of 54,732 shares of Restricted Stock (the “Shares”) in accordance with the terms of the Company 2006 Equity Incentive Plan and applicable Restricted Stock Award Agreement between Company and Employee, which shall be incorporated by reference.  The Shares shall vest in full in accordance with the terms of the Restricted Stock Award Agreement on the End Date provided that Employee has remained continuously employed by Company from the Beginning Date through the End Date.  All terms and conditions of the award of the Shares shall be governed by the Restricted Stock A ward Agreement.

4.             Employment Status.  This Agreement is not an employment agreement and does not guarantee Employee employment with Company for any specific period of time.  Employee shall remain at all times an employee at will whose employment may be terminated by either party at any time, with or without cause.

5.             Confidentiality.  Employee expressly agrees to keep the substance and terms of this Agreement strictly confidential.  With the exception of immediate family, tax advisors, and attorneys, Employee further agrees that he will not communicate (orally or in writing) or in any way disclose the terms of this Agreement to any person without the prior express written consent of Company, unless compelled to do so by law.  Employee acknowledges that Company may be required to disclose the terms, and file a copy of, this Agreement pursuant to applicable securities laws or other legal requirements.

6.             Compliance with Section 409A.  The parties intend that payment of the Stay Bonus will not be subject to additional taxes pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  The provisions of this Agreement shall be interpreted and construed consistent with such intent.  To the extent required under Section 409A, if Employee is a “specified employee” within the meaning of Section 409A as of the date of Employee’s separation from service with Company, payment of the Stay Bonus shall be delayed six months following Employee’s date of separation from service.  In any event, except for the responsibility of Company to withhold applicable income and employment taxes, Company shall not be responsible for the payment of any applicable taxes incurred by Employee pursuant to this Agreement.

7.             Additional Provisions.

A.            This Agreement constitutes the entire agreement between the parties concerning the payment of the Stay Bonus.  This Agreement and the Restricted Stock Award Agreement constitute the entire agreement between the parties concerning the award of the Shares.  This Agreement does not affect any other agreements between Company and Employee.  This Agreement may not be modified or amended except by a written instrument signed by both parties.

B.            This Agreement and the provisions hereof shall be construed, given effect and governed by the laws of the State of Colorado, and in the event of a breach of this Agreement by any of the parties, in addition to other specific remedies herein, the other party shall have all remedies at law or equity provided by the laws of the State of Colorado.  Venue for any action shall be in the United States District Court for the District of Colorado or the District Court of Jefferson County, Colorado.  Each party waives any objection he/she/it might have to the laying of venue in such courts, including but not limited to objections based on lack of personal jurisdiction, improper venue, or inconvenience of the forum.

C.            Each party has reviewed this Agreement and has had the opportunity to consult with counsel regarding the provisions thereof, and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Agreement.

D.            The parties hereby unconditionally waive their right to a jury trial of any claim or cause of action based upon or arising out of, directly or indirectly, this Agreement.

E.             If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain fully enforceable according to their terms.

F.             This Agreement may be executed in counterparts, including fax counterparts, and all counterparts together shall constitute one executed agreement.

DATED this 7 day of May, 2009.

GENERAL MOLY, INC.:			EMPLOYEE:

By	/s/David Chaput		/s/Lee M. Shumway	5/7/09
		date	Employee	date

Title	CFO	5-7-09